Exhibit 6.319

[***] Certain information in this document has been excluded pursuant to the Instruction to Item 17 of Form 1-A. Such excluded information is not material, is the type that the registrant treats as private or confidential and would likely cause competitive harm to the registrant if publicly disclosed.

Collectable Consignment Agreement

Key Deal Points:

You have the authority as owner (“Consignor/Seller”) of items in Exhibit A to list the items on Collectable’s platform. You have represented the item (the “Asset(s)) and its condition honestly and accurately to the best of your ability.

You are partnering with Collectable Sports Assets, LLC to offer the Asset for sale on our platform with the goal of crowd funding liquidity for the Asset (the “Offering”).

You and Collectable Sports Assets, LLC will agree to a price for the Asset (“Consideration”). The Consideration will consist of “Cash” (which gets paid after a successful Offering), and/or “Retained Equity” (which allows you to continue to own a percentage of the item(s) listed on the Collectable platform).

Collectable Sports Assets, LLC will be the exclusive seller of the Asset for a period of time (ex. 6 months, the “Period”). Collectable Sports Assets, LLC may authenticate, or re-authenticate, any items necessary for SEC approval and to maximize investor security and integrity.

You and Collectable will mutually agree on a secure storage location that meets any and all insurance, protection, and maintenance requirements to protect asset shareholders for the duration the asset is listed on Collectable’s platform.

You will provide Collectable Sports Assets, LLC with all necessary documentation to successfully file the Asset(s) with regulatory bodies and pass due diligence. Please see page 4 of this document for a list of the documents we will need.

Should you decide to retain equity in an offering, you will be required to complete and sign a ‘Contribution Agreement’ in addition to this Consignment Agreement.

Insurance obligation will transfer from consignor to Collectable, once the Consignment Agreement is completed. In the event an offering is not completed, the asset will be returned to the consignor and Collectable will no longer be responsible for insurance.

Your Rights & Obligations:

You have represented fairly and accurately, to the best of your abilities, all details pertaining to the consigned item.

In tandem with Collectable, you may elect to retain equity ownership in asset(s) consigned to Collectable’s platform.

Insurance:

Upon completion of the Consignment Agreement (and Contribution Agreement, if the consignor is electing to retain equity in an offering), the insurance burden will shift to Collectable. Please let Collectable know if you require additional shipping insurance.

Return(s) to Consignor:

In the event Collectable Sports Assets LLC is unable to successfully sell the minimum offering amount per item by the conclusion of the exclusive consignment term detailed in Exhibit A, the legal title and physical possession of consigned item(s) will be transferred back to the consignor. In addition, Collectable Sports Assets LLC will no longer be liable for any fees related to the consigned items maintenance, storage, or upkeep.

In the event Collectable Sports Assets LLC does not disburse cash proceeds to the consignor within 60 days of a public offering completion on Collectable’s platform, full legal title and physical possession of the consigned item is transferred back to the consignor.

Break Up Clause:

The consignor and Collectable acknowledge the price volatility inherent in the collectibles market. In an attempt to provide fair and just valuations to both buyers and sellers on the platform, Collectable and consignor agree to the following terms:

Should the consignor want to pull the item from the platform at any time (within 5 days prior to IPO), the consignor will pay Collectable $1,250 + $5,000.

In exchange, Collectable reserves the right to rescind the consignment agreement at any point due to adverse price changes in the marketplace. In this scenario, Collectable will handle all fees related to returning the item back to the consignor, notably fully insured shipping costs.

The Results:

Upon completing a successful Offering (“Closing”), you will receive full payment in the amount of the “Consignment Price” less any retained equity.

For example: “Consignment Price” is $100,000 and consignor retains 0%, Consignor will receive $100,000. “Consignment Price” is $100,000 and consignor retains 40%, Consignor will receive $60,000 in cash and 40% in equity in the Series LLC.

“Closing” is defined as shares issued to the public and funds disbursed from escrow, which typically occurs 10 business days after an offering is 100% funded on Collectable platform.

Given the regulated nature of Collectable’s offerings, funds can occasionally take longer than 10 business days to settle. Collectable will pay the consignor interest of 13 basis points per week (6.75% annualized interest) on the cash proceeds (Consignment Price less Retained Equity) for every additional week the funds are withheld from the consignor.

If you elected to retain any Equity in the Asset, it will be issued to you by Collectable Sports Assets, LLC.

In the unlikely event the Offering is unsuccessful, you can choose to: 1) relist the asset with Collectable Sports Assets, LLC under amended acquisition terms, or 2) retain full title to your Asset.

Offering:

The following is a proposed transaction structure, subject to modification with mutual approval of both parties:

1)	You and Collectable will agree to the consignment price of each asset. This is the proceeds generated for the seller upon successful completion of the offering.

2)	Collectable will add on fees necessary to take this item to market. These fees include:

a)	Broker Dealer & Escrow

b)	Legal

c)	Authentication & Marketing

d)	Offering Expenses (Technology, insurance, storage, maintenance, etc)

e)	Acquisition Expenses

f)	Sourcing Fees

3)	The consignment value + All Fees = Total Value of the item(s) listed on Collectable for users to purchase.

4)	Collectable will fractionalize item(s). In doing so, Collectable will decide on a price per share and shares outstanding of each item. Users can purchase shares in the item(s) on the Collectable platform.

5)	Once the offering is successfully completed, the seller/consignor will convey good title to the Asset to Collectable (or its designee) and the seller/consignor will receive the Consignment Price less Retained Equity, or [Consignment Price * (1-retained equity %)], within 3 business days of the funds release from escrow and shares issued to investors.

Other Terms:

COLLECTABLE to produce & develop sufficient marketing materials and content to support the narrative, history and significance of the Asset.

CONSIGNOR/SELLER

SIGNATURE: [***]

NAME: [***]
DATE: 8/30/2021

COLLECTABLE SPORTS ASSETS, LLC

SIGNATURE:	/s/ Ezra Levine

NAME: Ezra Levine, CEO

DATE: 8/30/2021

Exhibit A: Consigned Asset(s)

Description of Goods	Consignment Price	Retained Equity %	Total Consignment Value Offered in IPO	Consignment Exclusive Date Range
Kobe Bryant Game Worn Kobe 10 Sneakers from December 7, 2015 vs Toronto - Kobe’s final season. Authenticated and photomatched by MeiGray	$70,000	0%	$70,000	8/25/2021-03/31/2022
Kobe Bryant Game Worn Kobe 10 Elite Sneakers worn vs Denver Nuggets on December 22, 2015 - Kobe’s final season. Authenticated and photomatched by MeiGray.	$62,500	0%	$62,500	8/25/2021-03/31/2022
Trae Young Game Worn Adidas N3XT L3VEL Signed Sneakers. Authenticated and photomatched by MeiGray to multiple games in January 2021, including a season high 43 point performance.	$30,000	0%	$30,000	8/25/2021-03/31/2022
LeBron James Game Worn Home Jersey Worn in the 2017 Eastern Conference Finals vs Boston Celtics The jersey has been authenticated and photomatched to MeiGray to May 21, 2017	$160,000	0%	$160,000	8/25/2021-03/31/2022
Devin Booker Game Worn Zoom Kobe 5 Sneakers 2020 NBA Bubble. Inscribed "Be Legendary" on each sneaker to honor Kobe Bryant. Authenticated and photomatched by Meigray.	$40,000	0%	$40,000	8/25/2021-03/31/2022
Luka Doncic Game Worn Signed Jordan PE Career High Sneakers from 2021 NBA Playoffs. The sneakers have been authenticated and photomatched to 3 playoff games by MeiGray.	$125,000	0%	$125,000	8/25/2021-03/31/2022
Michael Jordan 1998 NBA Playoffs Game Worn Signed Home Chicago Bulls Jersey. Authenticated and photomatched by MeiGray. LOA from the Chicago Bulls.	$550,000	0%	$550,000	8/25/2021-03/31/2022
Kobe Bryant Game Worn Kobe 10 BHM PE Sneakers worn on February 4, 2016 vs New Orleans Pelicans - Kobe’s final season. Authenticated and photomatched by MeiGray.	$65,000	0%	$65,000	8/25/2021-03/31/2022
LeBron James Miami Heat Game Worn Road Jersey from the 2013 Eastern Conference Finals. The jersey was worn during Lebron's MVP and Championship 2012-2013 season. Authenticated and photomatched by MeiGray	$300,000	0%	$300,000	8/25/2021-03/31/2022
James Harden Nipsy Hussle Tribute Adidas Harden Vol. 3 Sneakers Worn on April 3, 2019 vs Clippers. Harden, an LA native and very close friend of Nipsy, wrote a tribute on the sneakers to honor the passing of Nipsy. Authenticated and photomatched by Meigray.	$48,000	0%	$48,000	8/25/2021-03/31/2022

Anthony Davis Championship Season Game Worn Sunday White Jersey featuring the Kobe Bryant Tribute Patch. Authenticated and photomatched by Meigray.	$35,000	0%	$35,000	8/25/2021-03/31/2022
Donovan Mitchell Pro Bounce 2018 Game Worn Signed PE Sneakers. Authenticated by Meigray and photomatched to many games played during 2018-2019 season.	$45,000	0%	$45,000	8/25/2021-03/31/2022
Giannis Antetokounmpo Game Worn Signed AD Kobe Exodus Playoff Sneakers from 2019 NBA Playoffs - Giannis first MVP season. Authenticated and photomatched by Meigray.	$65,000	0%	$65,000	8/25/2021-03/31/2022
Trae Young's Atlanta Hawks jersey worn during the 2018 NBA Summer League. Birth of “Keep the same energy” motto. Authenticated and photomatched by Meigray.	$32,000	0%	$32,000	8/25/2021-03/31/2022